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                                                                 EXHIBIT (10)(e)





March 11, 1996



Mr. Jan Ekberg
Chairman of the Board
Pharmacia & Upjohn, Inc.
Stockholm, Sweden

Dear Jan:

This letter sets forth the conditions under which Pharmacia & Upjohn Management Company Limited (the "Company") will engage your services as an independent consultant.

 1. Term - This agreement shall be in effect from November 21, 1995 until February 1, 1997.

 2. Scope - As an independent consultant, you will advise the Company with respect to the process of combining the businesses of The Upjohn Company and Pharmacia AB and will undertake such specific tasks as we shall mutually agree upon from time to time.

 3. Non-Employee - This agreement does not constitute a contract of employment with the Company, and the services you render as an independent consultant pursuant to this agreement shall not entitle you to any benefits provided by the Company for its employees.

 4. Duties - As an independent consultant, you will neither be subject to the supervision of, nor will you exercise supervision over, any employee of the Company or any of its subsidiaries.

 5. Location - You shall perform your services hereunder at such times and at such places as we shall jointly determine. You will be free to visit all Company locations and to confer with appropriate
           Company employees as necessary to complete the projects you undertake.
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 6.        Apartment and Company Car - The Company will compensate you for your current apartment rental cost in Stockholm and lease payments on your automobile until November 1, 1997.

 7. Fee - Your fee for the services rendered pursuant to this agreement shall be payable in the following manner:

           -          1996   $169,000 (payable quarterly)

           -          1997   $56,000 (payable on the first business day of 1997)

           Expenses - The Company will compensate you for all reasonable and customary expenses incurred in the performance of your consulting duties. An appropriate advance of funds will be given you prior to any major travel.

 8. Assignability - This agreement constitutes a contract for personal services and may not be assigned by you.

 9. Taxes - You agree that you will pay social security taxes and file any disclosure documents that may be required by you as a self-employed person.

10. Notices - All notices required or permitted to be given hereunder may be sent by certified mail, addressed, as appropriate, to either Kenneth M. Cyrus or myself at the Company's address.

I believe that this letter reflects our understanding. If you are in agreement, please sign the copy of the letter enclosed and return it to me.

Very truly yours,



John L. Zabriskie
President and Chief Executive Officer



Agreed to as of this ____ day of March, 1996


__________________________________
Jan Ekberg